Exhibit 99.1

 Cascade Natural Gas Corporation Announces Fiscal 2005 Fourth Quarter
                        and Full Year Earnings

    SEATTLE--(BUSINESS WIRE)--Nov. 15, 2005--Cascade Natural Gas Corporation (NYSE:CGC) reported fiscal 2005 earnings of $9.2 million, equivalent to $0.82 per share, compared to $13.3 million, or $1.19 per share, for fiscal 2004. For the fourth quarter, the Company reported a seasonal loss of $3.6 million equivalent to $0.32 per share compared to a seasonal loss of $2.6 million, or $0.23 per share in fiscal 2004.
    When adjusted for one-time executive transition and staff reduction costs and non-operating mark-to-market valuations, totaling $2.4 million or $0.13 per share and $181,000 or $0.01 per share, respectively, our full year earnings would have been $0.96 per share for fiscal 2005 versus the $0.82 reported above. This falls within our guidance provided earlier this year of $0.92 to $0.97 excluding one-time organization changes and mark-to-market costs.

    Financial and Operating Highlights

    Operating Margins

    Operating margin (revenue minus gas costs and revenue taxes) is primarily a function of customer growth and gas usage per customer. Our record net addition of 10,500 residential and commercial customers in fiscal 2005 contributed $3.2 million of additional margin compared to fiscal 2004. This was mostly offset by reductions in gas usage per residential and commercial customer of 3.8% and 4.4%, respectively, which reduced margins by $2.5 million. The addition of more efficient homes and businesses, reduced consumption per consumer and slightly warmer weather compared to last year drove the lower consumption rates. Weather statistics indicate that fiscal 2005 was 1% warmer than fiscal 2004 and 4% warmer than the average of the past five years.
    Industrial distribution operating margin decreased by $717,000 year to year. This reduction is due to a variety of reasons including contract changes reducing minimum requirements, a decline in our number of customers and reduced usage by several sectors including chemical and paper manufacturing.
    Cascade's margin on sales to electric generation plants was down $350,000 for the year with the decline attributable to lower-cost hydroelectric supplies and the increased wholesale price of gas.
    Gas management services margin was down $1.9 million from last year. Cascade has lost sales and margin as a result of increased competition for the sale of gas supplies to large-volume customers. The comparison excludes a $181,000 unfavorable mark-to-market valuation in fiscal 2005 and an $836,000 positive valuation in 2004. These items had a $0.01 negative and a $0.05 favorable effect on fiscal year 2005 and 2004, respectively.
    Increasing our for-fee service activities added $408,000 to margins. Changes in our estimates of Oregon revenue sharing favorably impacted the year-to-year comparison by $851,000.
    For the fourth quarter, residential and commercial operating margins were up $466,000 compared to the same quarter in fiscal 2004, reflecting an increase in the number of customers served. The fourth quarter traditionally has the lowest level of customer consumption consistent with lower space heating needs during the warm months of July, August, and September. For-fee service revenue increased by $167,000 and electric generation operating margin was down $172,000 in the fourth quarter largely due to the high cost of natural gas. Adversely affecting the comparison were a reported reduction of $308,000 due to fourth quarter mark-to-market adjustments and $200,000 of favorable earnings adjustment for Oregon revenue sharing in the fourth quarter of fiscal 2004.

    Operating Expenses

    Operating expense increased by $4.7 million in fiscal 2005. One-time costs, from organization changes including the transition to a new executive team and severance costs relating to the elimination of 22 positions in September, drove $2.4 million of the increase. In addition, we wrote off $596,000 in projects cancelled during the fourth quarter. Increased bad debts as the result of transition activities related to our new call center and higher consumer gas bills also increased operating costs by $325,000. Our Sarbanes-Oxley efforts resulted in an increase of $337,000 in fees for outside services over fiscal 2004. Annual depreciation expense increased by $949,000, as noted below. Favorable items included interest expense reductions totaling $883,000 due to refinancing at reduced interest rates and $625,000 in benefit cost savings, primarily from reduced costs for employee and retiree medical.
    The February 2005 consolidation of our 15 customer service centers into one center located in Bellingham, Washington resulted in a small net decrease in operating costs for fiscal 2005 with most of the savings being offset by implementation costs. Fiscal 2006 will benefit from a full year of approximately $750,000 in reduced costs, in addition to improved customer service.
    In the fourth quarter, operating expense increased by $1.9 million. The recognition of the one-time cost for the position eliminations of $1.1 million and $596,000 in the write-off of terminated projects drove the increase.

    Capital Spending and Funding of Operations

    Capital spending in fiscal 2005 was $28 million, an $11 million reduction from fiscal 2004. Annual depreciation cost rose by $949,000 to $17.3 million, reflecting capital spending in support of our growth.
    We retired $14 million in notes during fiscal 2005 and $22 million in notes during fiscal 2004. These retirements were funded with two debt issues totaling $45 million during fiscal 2005. We retain $65 million in S.E.C. "shelf" registration available for future issuance of debt or equity and have $60 million in a committed bank line. None of our outstanding note obligations mature during fiscal 2006.

    Dividends, Live Webcast and Other

    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable November 15, 2005 to shareholders of record at October 28, 2005.
    The Company will host a live webcast to discuss the quarter and full-year results on November 16 at 7:30 a.m. Pacific Time. To listen to the call, log on to our Web site, www.cngc.com and select "Investors," then click the live webcast icon.
    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 225,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

    Forward-Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. The disclaimers under the caption "Forward-Looking Statements," included in the Company's Quarterly Report on Form 10-Q filed on August 8, 2005 for the quarter ended June 30, 2005, apply in their entirety to all forward-looking statements contained in this report.


                   Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                             Fiscal 2005

                                     Fiscal Year 2005
                     -------------------------------------------------
                               Three Months Ended             Year
                     -------------------------------------    Ended
                      Dec 31    Mar 31    Jun 30   Sep 30    Sep 30
                     --------- --------- -------- -------- -----------

Revenues             $104,613  $117,711  $ 56,315  $ 47,861  $326,500
Operating Margin       28,922    30,842    17,674    14,277    91,715
Cost of Operations     15,584    16,245    16,412    17,042    65,283
                      --------  --------  --------  --------  --------

Operating Income
 (Loss)                13,338    14,597     1,262    (2,765)   26,432
Interest and Other      2,894     2,976     2,891     2,792    11,553
Income Taxes            3,812     4,269      (502)   (1,947)    5,632
                      --------  --------  --------  --------  --------

Net Income (Loss)    $  6,632  $  7,352  $ (1,127) $ (3,610) $  9,247

Common Shares
 Outstanding:
  End of Period        11,292    11,338    11,384    11,413    11,413
  Average              11,279    11,312    11,367    11,396    11,339

Earnings (Loss) Per
 Share
  Basic and diluted  $   0.59  $   0.65  $  (0.10) $  (0.32) $   0.82

Dividends Paid per
 share               $   0.24  $   0.24  $   0.24  $   0.24  $   0.96

Capital Expenditures
 (net)               $  7,770  $  7,759  $  6,038  $  6,444  $ 28,011

Book Value Per Share $  10.89  $  11.32  $  10.99  $  10.47  $  10.47

Market Closing Price $  21.20  $  19.96  $  20.50  $  21.77  $  21.77

Active Customers (End
 of Period)               225       228       225       227       227

Gas Deliveries
 (Therms):
  Residential &
   Commercial          82,643    92,637    39,632    22,843   237,755
  Industrial & Other  227,779   228,890   176,178   211,305   844,152

Degree Days
  5-Year Average        2,091     2,271       806       212     5,380
  Actual                1,945     2,230       769       226     5,170

Colder (warmer) than
 5-year avg.              (7%)      (2%)      (5%)        7%      (4%)

Colder (warmer) than
 prior year               (8%)      (1%)       16%       15%      (1%)


                                    Fiscal Year 2004
                       -----------------------------------------------
                                Three Months Ended             Year
                      --------------------------------------   Ended
                       Dec 31    Mar 31    Jun 30    Sep 30   Sep 30
                      --------- --------- --------- -------- ---------

Revenues             $104,884  $119,454  $ 52,077  $ 41,663  $318,078
Operating Margin       30,693    32,142    16,637    14,336    93,808
Cost of Operations     15,129    15,460    14,696    15,276    60,561
                      --------  --------  --------  --------  --------

Operating Income
 (Loss)                15,564    16,682     1,941      (940)   33,247
Interest and Other      3,116     3,121     3,099     3,050    12,386
Income Taxes            4,543     4,892      (492)   (1,384)    7,559
                      --------  --------  --------  --------  --------

Net Income (Loss)    $  7,905  $  8,669  $   (666) $ (2,606) $ 13,302

Common Shares
 Outstanding:
  End of Period        11,181    11,210    11,241    11,268    11,268
  Average              11,158    11,196    11,227    11,254    11,209

Earnings (Loss) Per
 Share
  Basic and diluted  $   0.71  $   0.77  $  (0.06) $  (0.23) $   1.19

Dividends Paid per
 share               $   0.24  $   0.24  $   0.24  $   0.24  $   0.96

Capital Expenditures
 (net)               $ 10,216  $  9,672  $  9,557  $  9,575  $ 39,020

Book Value Per Share $  10.61  $  11.17  $  10.89  $  10.52  $  10.52

Market Closing Price $  21.09  $  21.79  $  22.07  $  21.23  $  21.23

Active Customers
 (End of Period)          216       218       215       214       214

Gas Deliveries
 (Therms):
  Residential &
   Commercial          86,070    96,038    33,746    21,900   237,754
  Industrial & Other  260,887   223,894   182,387   229,431   896,599

Degree Days
  5-Year Average        2,044     2,275       874       229     5,422
  Actual                2,106     2,249       661       196     5,212

Colder (warmer) than
 5-year avg.                3%      (1%)     (24%)     (14%)      (4%)

Colder (warmer) than
 prior year                 4%       10%     (20%)       40%        3%

    CONTACT: Cascade Natural Gas Corporation
             Rick Davis, 206-624-3900